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                                                                  EXHIBIT 10(k)

                              CONSULTING AGREEMENT


                  This CONSULTING AGREEMENT (the "Agreement") is entered into this 14th day of April, 1998, between ERNESTINE M. RACLIN ("Raclin") and 1ST SOURCE CORPORATION ("1ST Source").

                                    RECITALS

                  A. Effective April 16, 1998, Ernestine M. Raclin is retiring after long and distinguished service as Chairman of the Board of 1ST Source and its bank subsidiary.

                  B. Because Raclin possesses valuable experience, knowledge, and expertise concerning the operations, customers, markets, business plans, and other matters of vital importance to 1ST Source and its subsidiaries, 1ST Source desires to ensure its continued and exclusive access to that experience, knowledge, and expertise by entering into a consulting arrangement with her.

                  C. Raclin desires to make herself available as a consultant to 1ST Source.

                  D. 1ST Source and Raclin desire to set forth in writing the terms and conditions of the consulting relationship.

                                    AGREEMENT

                  In consideration of the premises and the following mutual undertakings, the parties agree as follows:

                  1. Consulting Relationship. Effective April 16, 1998, Raclin shall provide consulting services to 1ST Source under the terms of this Agreement.

                  2. Term. Raclin's consulting relationship under this Agreement shall commence as of April 16, 1998, and shall continue through April 15, 2008, unless and until otherwise terminated pursuant to Paragraph 6 (the "Term").

                  3.       Responsibilities of Raclin.

                           3.1 Consultant. As requested by 1ST Source, Raclin,
                  shall use her best efforts to consult with the Board of Directors and executive officers of 1ST Source, to foster existing and potential customer relationships for the benefit of



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                  1ST Source, to represent the interests of 1ST Source in civic, banking, and other business organizations, and otherwise to make available her experience, knowledge, and expertise for the benefit of 1ST Source. Raclin shall be available to provide up to 400 hours of service per calendar year under the terms of this Agreement.

                           3.2 Independent Contractor. Raclin shall perform her
                  services under this Agreement as an independent contractor. Except as otherwise provided in this Agreement, she shall have the sole discretion and responsibility for the selection of procedures, processes, personnel, materials, working hours, and other incidents of performance of services. So long as Raclin performs services in accordance with this Agreement and complies with the restrictive covenants of Paragraph 7, nothing shall prevent her from performing services for other noncompeting businesses or entities.

                           3.3 Taxes. Raclin shall be solely responsible for all
                  tax obligations with respect to consulting fees received under this Agreement.

                           3.4 Authority and Responsibilities. Raclin's specific
                  responsibilities shall be assigned, from time to time, by the Chairman and Chief Executive Officer of 1ST Source. Except as expressly provided by the terms of a particular assignment, Raclin shall not have the authority to bind 1ST Source.

                  4. Consulting Fees and Support Services. For the first five years of the Term, Raclin shall receive an annual consulting fee of $150,000, payable monthly or as the parties may from time to time agree; for the remainder of the Term, Raclin shall receive an annual consulting fee of $100,000. In addition, 1ST Source shall provide Raclin the following:

                           4.1 Office Facilities and Clerical Services. To
                  assist Raclin in performing consulting services under this Agreement, 1ST Source shall provide Raclin with an office suite and clerical services.



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                           4.2 Other Support Services. To assist her in
                  performing consulting services under this Agreement, 1ST Source shall make available to Raclin the use of its corporate aircraft for up to 50 hours per calendar year. 1ST Source shall also provide, at its expense, memberships in one country club and one business club located in the area of South Bend, Indiana, or other geographic area in which a membership can reasonably be used for the benefit of 1ST Source.

                           4.3 Expense Reimbursement. 1ST Source shall reimburse
                  Raclin for reasonable and necessary business and travel and entertainment expenses that she incurs in performing consulting services under this Agreement.

                           4.4 Medical/Physical Exam. 1ST Source shall reimburse
                  Raclin for the monthly insurance premiums required for the purchase of Medicare supplemental insurance Plan J and shall also reimburse Raclin for her annual physical conducted at the Mayo Clinic or such other comparable diagnostic facility for the period of this Agreement.

                  5. Deferral of Fees. In Raclin's discretion, she may elect to defer the payment of all or a portion of the consulting fees that she is to receive under this Agreement, according to the following procedures:

                           5.1 Election. To defer fees to be earned during a
                  calendar year, Raclin shall deliver a written deferral election to 1ST Source before the beginning of that calendar year. For the period from April 16, 1998, through December 31, 1998, however, Raclin may make such an election before the beginning of that period. Each election shall be irrevocable and shall designate the amount to be deferred and the date the deferred amounts are to be paid.

                           5.2 Account. 1ST Source shall maintain an individual
                  bookkeeping account in Raclin's name on the accounting records of 1ST Source. The account shall be credited monthly with the amount of Raclin's deferrals, as well as earnings at 1ST Source Bank's current prime lending rate.


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                           5.3 Unfunded Status. The obligation of 1ST Source to
                  pay the deferred fees is only a contractual obligation to make payments when due. The obligation shall not be secured, and 1ST Source shall not set aside assets beyond the reach of its general creditors for the purpose of paying the deferred fees.

                           5.4 Payment of Deferred Fees. The account balance
                  shall be paid in a lump sum payment to Raclin (or, in the event of her death, to her beneficiary) upon the earlier of the date designated by her written election or the termination of the consulting relationship under Paragraph 6. In accordance with procedures prescribed by 1ST Source, Raclin may designate as beneficiary the person or persons, including a trustee, to receive the balance of her account in the event of her death. If no beneficiary has been designated or if no designated beneficiary survives Raclin, her beneficiary shall be her estate.

                           5.5 Transferability. Neither Raclin nor her
                  beneficiary shall have the power to transfer, pledge, or otherwise encumber any of the deferred fees due under this Agreement, and any attempt to do so shall be void. Any rights to deferred fees under this Agreement shall not be subject to attachment, garnishment, execution, or other transfer by operation of law in the event of bankruptcy, insolvency, or otherwise.

                  6. Termination. Raclin's consulting relationship under this Agreement shall terminate upon the earliest to occur of the following events:

                           6.1 Death. The death of Raclin.

                           6.2 Disability. Raclin's incapacity to perform her
                  responsibilities under this Agreement by reason of physical or mental condition for a period of at least 365 consecutive days, as reasonably determined by 1ST Source.

                           6.3 Termination for Cause. Termination of Raclin's
                  consulting relationship by 1ST Source for cause. For purposes


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                  of this Agreement, "cause" shall mean solely (i) conviction of a felony or a lesser crime, which lesser crime results in injury to the business, reputation or property of 1ST Source,
                  (ii) material acts of malfeasance in the performance of Raclin's duties, including misuse or diversion of 1ST Source funds or willful and material misrepresentations or concealments on any reports submitted to 1ST Source, or (iii) material breach of this Agreement.

                           6.4 Termination Not for Cause. Termination of
                  Raclin's consulting relationship by 1ST Source for reasons that do not constitute cause.

                           6.5 Resignation. Termination of Raclin's consulting
                  relationship voluntarily by Raclin.

                           6.6 Accrual of Fees Through Termination. Upon
                  termination of Raclin's consulting relationship under Paragraph 6.3 or 6.5, Raclin's accrual of fees shall cease as of the date of the termination. Upon termination of Raclin's consulting relationship under Paragraph 6.4, Raclin's accrual of fees shall continue through April 15, 2008. Upon termination of Raclin's consulting relationship under other circumstances, Raclin's accrual of fees shall cease as of the end of the year in which the termination occurs.

                  7. Restrictive Covenants. In connection with Raclin's consulting relationship, Raclin will become acquainted with 1ST Source's services, products, business practices, current and prospective customers and their requirements, trade secrets, and other information that is not generally known or readily ascertainable by others (collectively, the "Confidential Information") and will develop business relationships with employees, customers, and potential customers of 1ST Source and its subsidiaries. Therefore, as an essential ingredient and consideration of this Agreement, Raclin enters into the following covenants:

                           7.1 Confidential Information. Raclin shall use the
                  Confidential Information only in the course of her duties as a consultant to 1ST Source, and she shall not disclose, during or at any time after the term of her consulting relationship, any Confidential Information to anyone except as authorized by 1ST Source.



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                          7.2 Corporation Records. Raclin agrees that all
                  records of 1ST Source containing or referring to Confidential Information are the sole property of 1ST Source. Raclin shall keep those records subject to 1ST Source's custody and control and shall return them promptly to 1ST Source at the termination of her consulting services, without retaining any copies or notes of those records.

                           7.3 Competition. During the term of Raclin's
                  consulting relationship and for the period of two (2) years after her consulting relationship terminates for any reason, Raclin shall not directly or indirectly - whether as an individual, employee, sole proprietor, partner, corporate shareholder, officer, director, agent, consultant, formal or informal advisor or by lending any other form of assistance - do any of the following:

                           (a) Engage in any activity that is in material
                  competition with the business of 1ST Source or any of its subsidiaries;

                           (b) Solicit, assist others in soliciting, or engage
                  in any other effort to obtain for any entity other than 1ST Source the business of any customer with whom 1ST Source did business at any time during the one (1) year period immediately preceding the termination of Raclin's consulting relationship; or

                           (c) Hire away, attempt to hire away, or assist in the
                  departure from employment from 1ST Source of any person who was an employee of 1ST Source at the time of the termination of Raclin's consulting arrangement with 1ST Source.

These covenants supplement, and do not supersede, the provisions of the Indiana Uniform Trade Secrets Act and the duties Raclin owes to 1ST Source under common law.

                  8. Enforcement of Restrictive Covenants. Raclin agrees that any violation by Raclin of any provision of Paragraph 7 of this Agreement will cause 1ST Source to suffer irreparable harm, that damages for such harm will be incapable of precise measurement, and that 1ST Source will therefore not have an adequate remedy at


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law to redress the violation. Therefore, if Raclin violates or threatens to violate any provision of that Paragraph, 1ST Source shall be entitled, in addition to its other remedies, to temporary restraining orders and preliminary and permanent injunctions to restrain and enjoin any violation or threatened violation of this Agreement. Raclin waives any right to raise questions of personal jurisdiction or venue in any action 1ST Source may bring against Raclin in any state or federal court in the county where a violation occurs or is threatened to occur. In addition to the other relief to which it shall be entitled, 1ST Source shall be entitled to recover from Raclin its costs and reasonable attorneys' fees incurred by 1ST Source in seeking enforcement of this Agreement.

                  9. Separability. Should any clause, portion or paragraph of this Agreement be unenforceable or invalid for any reason, that shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular provision or restriction including, but not limited to, the covenants and restrictions of Paragraph 7, be held to be unreasonable or unenforceable for any reason, including the time period, geographical area or scope of activity covered by the covenant or restriction, then that covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

                  10. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by telecopy, or mailed, certified or registered mail with postage and fees prepaid:




                  If to 1ST Source, to:            Vincent A. Tamburo, Secretary
                                                   1st Source Corporation
                                                   100 North Michigan Street
                                                   4th Floor
                                                   South Bend, Indiana  46601

                  If to Raclin, to:                Ernestine M. Raclin
                                                   110 N. Esther Steet
                                                   South Bend, Indiana 46617

or to such other person or address as the party to whom such notice or communication is to be given shall have notified the other party in accordance with this Paragraph. Any mailed communication shall be deemed to have been given on the third "business day" (such term excluding, for purposes of this Agreement, Saturdays, Sundays, and legal holidays) after the day of mailing. Any communication sent by telecopy shall be deemed



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to have been given on the date receipt of the telecopy transmission is confirmed by telecopy; provided, that if any communication sent by telecopy is also mailed by certified mail, return receipt requested, in accordance with this Paragraph, such communication shall be deemed to have been given on the date receipt of the telecopy transmission is confirmed by telecopy or the third business day after the day of mailing, whichever is earlier.

                  11. Successors and Assigns. 1ST Source shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of 1ST Source, by agreement in form and substance satisfactory to Raclin, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that 1ST Source would be required to perform it if no such succession had taken place. Failure of 1ST Source to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Raclin to consulting fees from 1ST Source under Paragraph 4 and its subparagraphs for the remaining Term. As used in this Paragraph, "1ST Source" shall mean 1ST Source Corporation and any successor to its business or assets.

                  12. Oral Modifications Not Binding. This Agreement may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing signed by the party against whom it is sought to be enforced.

                  13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

                  14. Entire Agreement. With respect to the subject matter hereof, this Agreement sets forth the entire agreement of the parties and supersedes all prior agreements, representations or communications between them, whether written or oral.

                  15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                  The parties have executed this Agreement on the date and year first written above.




                                          --------------------------------------
                                          ERNESTINE M. RACLIN




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                                     1ST SOURCE CORPORATION



                                     By:_______________________________________
                                        Christopher J. Murphy III, President



                                     By:_______________________________________
                                        Philip J. Faccenda, Chairman
                                        Executive Compensation Committee of the
                                         Board of Directors











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